COVENANT TRANSPORTATION GROUP ANNOUNCES COMPLETION OF NEW
REVOLVING CREDIT FACILITY AND UPDATE CONCERNING THIRD QUARTER
FINANCIAL AND OPERATING EXPECTATIONS

CHATTANOOGA, TENNESSEE – September 29, 2008 - Covenant Transportation Group, Inc.  (Nasdaq/NMS:CVTI) announced today the completion of a new revolving credit facility and an update regarding its expectations for financial and operating results for the third quarter of 2008.

Overview

Covenant Transportation Group’s Senior Vice President and Treasurer, M. David Hughes, made the following comments:  "Over the past several months, we have been working diligently to replace our prior financing arrangements with more flexible and longer term arrangements.  We are very pleased to announce substantial completion of this process through closing an $85 million amended and restated revolving credit facility led by Bank of America, J.P. Morgan Chase, and Textron Financial.  Together with the previously announced approximately $200 million secured revenue equipment financing facility through Daimler Truck Finance, we have completed the substantial majority of our refinancing efforts.  The achievement of this portion of our financing program is a major achievement for CTG, and to complete it in the middle of a global credit crisis is even more meaningful.  Since June, we have obtained approximately $285 million in new financing and financing commitments from some of the world’s largest and most respected organizations.  We appreciate the expression of confidence and support from all of these institutions.  We feel comfortable with our current liquidity and financing availability, while we are still in the position to further pursue additional financing that would be secured by some of our terminal facilities."

Description of Amended and Restated Credit Agreement
Mr. Hughes continued: "The credit agreement provides for a secured, $85 million revolving credit facility, with an accordion feature that allows us to request an increase in the revolving credit facility of up to $50 million.  Availability is subject to a borrowing base, and the borrowing base is limited by a $15 million availability block, plus any other reserves the agent bank may establish in its judgment.  Borrowings under the credit agreement are classified as either "base rate loans" or "LIBOR loans."  Base rate loans accrue interest at a base rate equal to the agent bank's prime rate plus an applicable margin that is adjusted quarterly between 0.625% and 1.375% based on average pricing availability.  LIBOR loans accrue interest at LIBOR plus an applicable margin that is adjusted quarterly between 2.125% and 2.875% based on average pricing availability.  Under the terms of this agreement, average pricing availability is defined as the sum of the average availability under this facility and the average eligible cash and cash equivalents held by the CTG borrowing subsidiaries for the applicable period of time. The credit agreement contains a single financial covenant, which requires us to maintain a consolidated fixed charge coverage ratio of at least 1.0 to 1.0.  The obligations under the credit agreement are secured by a pledge of substantially all of our assets, other than revenue equipment and certain other assets financed now or in the future with purchase money debt.  The credit agreement contains certain restrictions and covenants relating to, among other things, dividends, liens, acquisitions and dispositions, affiliate transactions, and total indebtedness."

Liquidity
Senior Vice President and Chief Financial Officer, Richard B. Cribbs, then discussed the Company’s liquidity: "CTG’s financial condition and liquidity remain sound in our view.  At September 30, we expect to have above $20 million of available borrowing capacity under the amended revolving line of credit, as well as additional capacity in equipment financing remaining available under the Daimler equipment line.  We believe that the combination of these two facilities, as well as other means of financing, provide ample capacity for all of our equipment replacement needs, as well as working capital requirements for the terms of those facilities.  Based on our financial and operating expectations, we expect to comply with the applicable financial covenant for the foreseeable future."

Update Concerning Third Quarter Financial and Operating Results
Chairman, President and Chief Executive Officer, David R. Parker, offered the following comments concerning certain financial and operating data for the third quarter of 2008:  "There have been several positive and negative developments during the quarter to date that we wanted investors to consider along with the announcement concerning the completion of our credit facility.  These developments are as follows:

•
Asset Utilization.  We expect consolidated revenue per tractor per week (excluding fuel surcharges) to increase approximately 6% compared with the third quarter of 2007.  We expect average revenue per total mile (excluding fuel surcharges) to increase between 1% and 2% both sequentially and versus the 2007 quarter, with the balance of the increase in revenue per truck coming from higher miles per tractor.  The increase in miles per tractor is primarily attributable to an increase in the percentage of our fleet allocated to our team expedited operation and more effective dispatching.  The freight environment remains weak and, if anything, seems to be deteriorating on a seasonally adjusted basis.

•
Net Fuel Expense.  We expect the combination of the decrease in diesel fuel prices, improved surcharge collection from customers, a decrease in non-revenue miles, solid execution of several initiatives designed to reduce fuel consumption, and simple improved timing as fuel prices were substantially higher at the end of the second quarter creating a positive lag effect in surcharge billing during the quarter to save us more than $3.5 million compared with the second quarter of 2008 and to return our cost per mile for net fuel expense approximately to the same level as the third quarter of 2007.

•
Safety and Claims Expense.  Through September 26, our reportable accident rate per million miles for the quarter reflected the best performance in several years.  Unfortunately, a small number of the accidents we did experience were severe.  Based on our self-insured retention levels and our accrual policies concerning these types of accidents, we expect to record between $0.11 and $0.14 per mile for insurance and claims expense for the quarter.  Over time we believe the improvement in incident rate is a very important accomplishment, and we expect to continue to employ efforts from many different angles to maintain a strong safety program at each of our CTG operating subsidiaries.

•
Deferred Debt Issuance Cost.  The closing of the amended and restated credit agreement is expected to result in a non-cash write-down of this "other asset" carried on our balance sheet relating to the former credit facility.  The amount of the non-cash write-down has not been finalized but is expected to be in the range of $1.0 million.

"From an income statement perspective, compared with the second quarter of 2008, we believe the few items discussed above may contribute approximately $.20 per share in positive developments, more than offset by over $.30 per share in negative developments discussed above.  We caution, however, that these estimates are preliminary and could change.  Moreover, we have not closed our financial records for the quarter and are not in a position to comment on an expected range of consolidated earnings per share for the quarter.  Our comments in this press release are limited solely to the specific items addressed herein."

The Company announced tentative plans to release its third quarter earnings after the market closes on Monday, October 27, 2008, with a live conference call to discuss our first quarter earnings release planned for Tuesday, October 28, 2008, at 10:00 a.m. Eastern time.  Dial-in and audio replay information will be furnished at a later date.

Covenant Transportation Group, Inc. is the holding company for several transportation providers that offer premium transportation services for customers throughout the United States.  The consolidated group includes operations from Covenant Transport and Covenant Transport Solutions of Chattanooga, Tennessee; Southern Refrigerated Transport of Texarkana, Arkansas; and Star Transportation of Nashville, Tennessee.  The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI".

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These statements generally may be identified by their use of terms or phrases such as "expects," "estimates," "anticipates," "projects," "believes," "plans," "intends," "may," "will," "should," "could," "potential," "continue," "future," and terms or phrases of similar substance. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements.  In this press release, the statements regarding expected liquidity and available borrowing capacity including the sufficiency to meet equipment replacement and working capital needs; compliance with financial covenants; the prospect of additional financing secured by terminal facilities; expected third quarter operating and financial data, including asset utilization, net fuel expense, safety and claims expense, and deferred debt issuance cost; and the expected earnings per share impact of positive and negative developments discussed in this press release are all forward-looking statements.  The following factors, among others, could cause actual results to differ materially from those in the forward-looking statements: The financial expectations discussed in this release have not been subjected to all of the review procedures associated with the release of actual financial results and are premised on assumptions concerning the financial close and certain amounts and management judgment associated with the end of each quarter; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims, increased insurance premiums, fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time, adverse changes in claims experience and loss development factors, or additional changes in management's estimates of liability based upon such experience and development factors that causes our expectations of insurance and claims expense to be inaccurate or otherwise impacts our results; the continued functioning of the global credit markets and banking systems, as well as our banks, in accordance with historical norms; the availability of credit from financial institutions, including those under our amended credit agreement, consistent with our expectations concerning interest rates, advance rates on collateral, and other terms, and without significant unexpected reserves; the continued extension of trade payable credit by vendors in the ordinary course of business on historical terms; the safety of funds on deposit with financial institutions; changes in the market for used revenue equipment and real estate that impact our capital expenditures and our ability to dispose of or finance revenue equipment and real estate on the schedule and for the prices we expect; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment that impact our capital expenditures or our results generally; our ability to renew Covenant Dedicated contracts on the terms and schedule we expect; changes in management's estimates of the need for new tractors and trailers; our ability to improve the performance of all of our subsidiaries and areas of operations; our ability to reduce dependency on broker freight; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus customer inventories; recessionary economic cycles and downturns in customers' business cycles and the impact of the U.S. economy generally, including but not limited to the effect on freight volumes, pricing, customers' payment cycles, and the collectability of accounts receivable; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; fluctuations in fuel prices and the magnitude and timing of increases and decreases, as well as fluctuations in hedging activities and surcharge collection, including, but not limited to, changes in customer fuel surcharge policies and increases in fuel surcharge bases by customers; the volume and terms of diesel purchase commitments; fuel taxes, tolls, license and registration fees, and other government impositions; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including certification and hours-of-service requirements for drivers and emissions and safety requirements for equipment; the ability to control increases in operating costs; decreases in productivity that may offset or eliminate potential savings from the installation of auxiliary power units or unexpected maintenance or other costs associated with such units; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations, including any acquisitions related to changes in business strategy.  Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission.  We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Senior Executive VP and Chief Operating Officer                              (423) 463-3336
hogjoe@covenanttransport.com

M. David Hughes, Senior VP and Treasurer                                                                   (423) 463-3334
hugdav@covenanttransport.com

Richard B. Cribbs, Senior VP and Chief Financial Officer                                             (423) 463-3331
criric@covenanttransport.com

For copies of Company information contact:
Kim Perry, Administrative Assistant                                                                                (423) 463-3357
perkim@covenanttransport.com

Back to Form 8-K